Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2018, relating to the financial statements and financial schedules of argenx SE appearing in the Annual Report on Form 20-F of argenx SE by the year ended December 31, 2017.

Deloitte Accountants B.V.

/s/ Paul Seegers
Paul Seegers

Rotterdam
Netherlands

June 1, 2018